Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (“Registration Statement”) of our report dated March 24, 2010, relating to the financial statements and financial highlights which appears in the January 31, 2010 Annual Report to Shareholders of the AEW Real Estate Fund, the sole series of Natixis Funds Trust IV, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” , “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2010